Lawson Products Reports Results for the Second Quarter of 2011

DES PLAINES, Ill. – (BUSINESS WIRE) – July 28, 2011 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, announced second quarter results today, showing continued sales growth.

•	Net sales grew by 4.8% year-over-year to $84.2 million for the quarter

•	Operating income was $1.6 million for the second quarter of 2011 compared to $2.8 million a year ago. Exclusive of $2.4 million of ERP expenses in 2011 and $0.6 million in 2010, operating income was $4.0 million in the second quarter versus $3.4 million a year ago

•	As of June 30, 2011 cash-on-hand was $22.7 million with no debt outstanding

“We have been able to grow sales as we continue to invest in our business transformation initiatives,” commented Thomas Neri, president and chief executive officer. “With a shift toward strategic and larger customers, we expected some pressure on margins. However, we have been able to leverage our recurring cost structure despite our ongoing transformation process. In the second half of 2011, we will continue to implement initiatives to drive sales and gross profit dollars.”

“Additionally, we will continue to make infrastructure investments throughout this year as we position the company for sustainable future growth. After months of extensive planning and preparation for our ERP implementation, we plan to go-live with the first phase during the third quarter. All of our initiatives, including the new ERP system, are focused on delivering an enhanced customer experience that should strengthen our position in the MRO marketplace, assist in growing sales, and help us to improve our operating performance,” concluded Mr. Neri.

Second Quarter 2011 Results

Net sales for the second quarter grew to $84.2 million, an increase of 4.8% over the prior year quarter as the Company entered into tougher comparables from a year ago. The $3.8 million net sales increase was primarily due to continued growth in the Company’s national, government, and automotive sectors combined with a moderate increase in the Company’s other sectors. The national and government sectors accounted for 17.8% of net sales in the second quarter of 2011, compared to 16.2% in the same quarter last year. The Company’s average daily sales for the second quarter increased to $1.315 million, from $1.255 million in the second quarter a year ago.

Gross profit for the period was $48.3 million compared to $48.8 million a year ago. As a percent of net sales, gross profit was 57.4% in the second quarter of 2011 compared to 60.7% in the second quarter of 2010. The decline reflects the strategic decision to pursue larger customers with slightly lower margins. This will allow the Company to better balance the account portfolio which should help deliver sustained top-line growth, increased customer retention, and margin dollar expansion over time.

Selling, general and administrative expenses (SG&A) decreased as a percentage of sales this quarter, from 55.8% last year to 54.9% in the 2011, while increasing 3.3% on a year-over-year basis. The Company realized lower SG&A expenses as a percent of net sales through lower insurance costs and decreased stock based and incentive compensation expenses while continuing to invest in both its new ERP system and sales transformation initiative. This initiative should provide the Company the ability to implement tiered pricing, sales force conversion and a multi-channel sales approach for the first time. The Company’s ERP expenditures totaled $4.8 million in the second quarter, of which $2.4 million was expensed, compared to $3.4 million, of which $0.6 million was expensed during the quarter in 2010. Excluding ERP, SG&A expenses decreased 0.7% compared with the 2010 quarter.

Excluding the impact of ERP, operating income was $4.0 million in the second quarter, an increase of $0.6 million over 2010. Inclusive of ERP expenses, operating income for the second quarter of 2011 was $1.6 million compared to $2.8 million in 2010. The Company reported income from continuing operations of $1.1 million or $0.13 per diluted share in the second quarter of 2011, compared to income from continuing operations of $1.5 million or $0.17 per diluted share in the prior year quarter. Net income for the second quarter of 2011 was $1.1 million, or $0.12 per diluted share, compared to $1.7 million, or $0.20 per diluted share in the second quarter of 2010.

Year to Date Results

For the six months ended June 30, 2011, net sales increased to $166.7 million, a 7.4% improvement over the first six months of 2010 driven by increases in the Company’s national, government and automotive sectors. While gross profit grew $3.1 million, it declined as a percent of sales to 58.9% for the first six months of 2011 compared to 61.3% for the first six months of 2010, due to our strategic shift toward larger customers and newly signed business at lower margins which the Company believes will help increase customer retention, grow sales, and promote margin dollar expansion over time. SG&A expenses for the first six months of 2011 decreased as a percent of sales to 55.0% compared to 57.0% in 2010, but increased 3.6% overall. SG&A expenses include $4.3 million of ERP implementation expenses in the 2011 period compared to $0.6 million in 2010. Excluding ERP, SG&A expenses decreased 0.6% from a year ago.

Excluding 2010 non-recurring items, operating income increased by $0.4 million, or 7.3%, over the previous year. In the first six months of 2010, the Company reported two non-recurring items which positively impacted results: a $1.7 million gain on the sale of the Company’s Dallas, Texas distribution center and a favorable legal settlement of $0.6 million. Excluding the non-recurring items previously mentioned and the related tax impact, diluted earnings per share from continuing operations increased to $0.36 in 2011 from $0.30 in the first six months of 2010.

Net income for the first six months of 2011 was $3.1 million, or $0.36 per diluted share, compared to $4.0 million, or $0.47 per diluted share in the prior year.

About Lawson Products, Inc.
Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,100 experienced field sales agents and approximately 900 employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2010 Form 10-K filed on February 17, 2011 and updated in Item 1A of the June 30, 2011 Form 10-Q filed on July 28, 2011. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)
	Three Months Ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$84,154	$80,305	$166,733	$155,215
Cost of goods sold	35,855	31,516	68,495	60,101

Gross profit	48,299	48,789	98,238	95,114

Operating expenses:
Selling, general and administrative expenses	46,242	44,773	91,691	88,492
Severance expense	465	1,224	1,210	1,650
Gain on sale of assets	—	—	—	(1,701)
Legal settlement	—	—	—	(550)

Operating income	1,592	2,792	5,337	7,223

Other expense, net	(8)	(173)	(504)	(242)

Income from continuing operations before income taxes	1,584	2,619	4,833	6,981

Income tax expense	496	1,139	1,695	3,269

Income from continuing operations	1,088	1,480	3,138	3,712

Discontinued operations, net of income tax	(22)	207	(52)	307

Net income	$1,066	$1,687	$3,086	$4,019

Basic income per share of common stock:
Continuing operations	$0.13	$0.17	$0.37	$0.44
Discontinued operations	(0.01)	0.03	(0.01)	0.03

Net income per share	$0.12	$0.20	$0.36	$0.47

Diluted income per share of common stock:
Continuing operations	$0.13	$0.17	$0.36	$0.44
Discontinued operations	(0.01)	0.03	(0.00)	0.03

Net income per share	$0.12	$0.20	$0.36	$0.47
Basic weighted average shares outstanding	8,550	8,522	8,541	8,522
Dilutive effect of stock based compensation	60	7	67	4

Diluted weighted average shares outstanding	8,610	8,529	8,608	8,526

Cash dividends declared per share of common stock	$0.12	$0.06	$0.24	$0.12

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,734	$40,566
Accounts receivable, less allowance for doubtful accounts	37,313	33,398
Inventories	50,494	47,167
Miscellaneous receivables and prepaid expenses	6,750	8,905
Deferred income taxes	4,340	4,251
Discontinued operations	653	619

Total current assets	122,284	134,906

Property, plant and equipment, net	49,578	44,442
Cash value of life insurance	16,112	15,660
Deferred income taxes	10,075	11,492
Goodwill	28,550	28,307
Other assets	1,015	1,577

Total assets	$227,614	$236,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,006	$18,195
Accrued expenses and other liabilities	26,390	35,348
Discontinued operations	590	2,008
Total current liabilities	44,986	55,551

Security bonus plans	25,109	25,602
Deferred compensation	10,923	10,792
Other liabilities	1,655	1,574

	37,687	37,968

Total Stockholders’ Equity	144,941	142,865

Total liabilities and stockholders’ equity	$227,614	$236,384

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
	(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating income, as reported per GAAP	$1,592	$2,792	$5,337	$7,223
Gain on sale of assets (1)	—	—	—	(1,701)
Legal settlement (2)	—	—	—	(550)

Adjusted non-GAAP operating income	$1,592	$2,792	$5,337	$4,972

(1)	The $1.7 million gain on disposal of assets recorded in the six months ended June 30, 2010 relates to the sale of the Dallas, Texas distribution center.

(2)	The $0.6 million benefit recorded in the six months ended June 30, 2010 are proceeds received from legal remedies related to the actions of several former sales agents and the Share Corporation.

Contact: Lawson Products, Inc.
Ronald J. Knutson
SVP, Chief Financial Officer
847-827-9666, ext. 2665